UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2004
UmpquaHoldings Corporation
(Exact Nameof Registrant as Specified in ItsCharter)
OREGON	000-25597	93-1261319
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

200 SW Market Street, Suite 1900
Portland, Oregon 97201
(address of Principal Executive Offices)(Zip Code)

(503) 546-2499
(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
(a) Financial statements of business acquired.

Not applicable.

(b) Pro Forma Financial Information

Not applicable.

(c) Exhibits.

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

Exhibit

(99) Press Release

Item 9. Regulation FD Disclosure

            On June 8, 2004, Umpqua issued a press release announcing a cash dividend to shareholders for the second quarter of 2004 and scheduled its quarterly investor conference call.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION
(Registrant)
Dated: June 8, 2004	By: . /s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS
Dan Sullivan	Steve Bellas
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-546-2492	503-546-2495
dansullivan@umpquabank.com	stevebellas@umpquabank.com

UMPQUA HOLDINGS CORPORATION INCREASES QUARTERLY DIVIDEND 50%
Quarterly earnings conference call scheduled for July 15, 2004

PORTLAND, Ore. - June 8, 2004- The Board of Directors of Umpqua Holdings Corporation (NASDAQ:UMPQ) today announced a cash dividend of $.06 per share payable on July 15, 2004 to all shareholders of record as of June 30, 2004. The second quarter dividend amount was increased by $.02 per share, a 50% increase over the first quarter.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, July 15, 2004 at 10:00 a.m. PDT where the Company will discuss second quarter results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing 888-323-2711 a few minutes before 10:00 a.m. The password is "UMPQUA." A rebroadcast will be available approximately one hour after the conference call by dialing 888-568-0664, or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company's website prior to the call.

Umpqua Holdings Corporation is the parent company of Umpqua Bank, an Oregon state-chartered bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 64 stores throughout Oregon and Southwest Washington. The bank was named #1 on "The 100 Best Companies to Work For in Oregon" large companies list for 2004 by Oregon Business Magazine. Umpqua Holdings also owns a retail brokerage subsidiary, Strand, Atkinson, Williams & York, Inc. which has 14 locations throughout Oregon and Southwest Washington and offers brokerage services within Umpqua Bank stores. Additionally, Umpqua Holdings' Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

-END-